Exhibit (d)(1)

PRINCETON PRIVATE INVESTMENT FUND

AMENDED AND RESTATED MULTIPLE CLASS PLAN

Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), requires that the board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

This Amended and Restated Multiple Class Plan (the “Plan”) is adopted by Princeton Private Investment Equity Fund (the “Trust” or the “Fund”). A majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Investment Company Act of 1940, as amended (the “Act”)), having determined that the Plan is in the best interests of the shareholders of each class of the Fund and the shareholders of the Fund as a whole, have approved the Plan on July 7, 2016.

The provisions of the Plan are:

1.

General Description of Classes.   Each class of shares of the Fund shall represent interests in the same portfolio of investments of the Fund, shall have no exchange privileges or conversion features within the Fund unless an exchange or conversion feature is described in the Fund’s Private Placement Memorandum, and shall be identical in all respects, except that, as provided for in the Fund’s Private Placement Memorandum, each class may differ with respect to: (i) asset-based distribution fees; (ii) shareholder services and expenses; (iii) differences relating to sales loads, early withdrawal charges, purchase minimums, eligible investors and exchange privileges; and (iv) the designation of each class of shares. The classes of shares designated by the Fund are set forth in Exhibit A.

2.	Allocation of Income and Class Expenses.

a.	Each class of shares shall have the same rights, preferences, voting powers, restrictions and limitations, except as follows:

(i)	expenses related to the distribution of a class of shares or to the services provided to shareholders of a class of shares shall be borne solely by such class;

(ii)	the following expenses attributable to the shares of a particular class will be borne solely by the class to which they are attributable:

(a)	asset-based distribution, account maintenance and shareholder service fees;

(b)	extraordinary non-recurring expenses including litigation and other legal expenses relating to a particular class; and

(c)	such other expenses as the Trustees determine were incurred by a specific class and are appropriately paid by that class.

(iii)

Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific class pursuant to this Section 2, shall be allocated to each class of the Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

b.

Investment advisory fees, custodial fees, and other expenses relating to the management of the Fund’s assets shall not be allocated on a class-specific basis, but rather based upon relative net assets.

3.

Voting Rights.  Each class of shares will have exclusive voting rights with respect to matters that exclusively affect such class and separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

4.

Exchanges.   A class of shares of the Fund may be exchanged with payment of any exchange fee for another class of shares of the Fund at their respective net asset values, as provided in the Fund’s then-current Private Placement Memorandum.

5.	Class Designation. Subject to the approval by the Trustees of the Trust, the Fund may alter the nomenclature for the designations of one or more of its classes of shares.

6.

Additional Information.  This Plan is qualified by and subject to the terms of the Fund’s then-current Private Placement Memorandum for the applicable class of shares of the Fund; provided, however, that none of the terms set forth in any such Private Placement Memorandum shall be inconsistent with the terms of this Plan. The Fund’s Private Placement Memorandum contains additional information about each class of shares of the Fund and the multiple class structure of the Fund.

7.

Effective Date.  This Plan is effective on July 7, 2016, provided that this Plan shall not become effective with respect to the Fund or a class of shares of the Fund unless first approved by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act). This Plan may be terminated or amended at any time with respect to the Fund or a class of shares thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).

8.	Miscellaneous. Any reference in this Plan to information in the Fund’s Private Placement Memorandum shall mean information in the Fund’s Private Placement Memorandum, as the same may be amended or supplemented from time to time, or in the Fund’s Statement of Additional Information, as the same may be amended or supplemented from time to time.

APPENDIX A

Classes as of July 7, 2016

Share Class	Share Class Features*
	Shareholder Servicing Fee	Distribution Fee	Front-End Sales Charge	Early Withdrawal Charge
A	✓	✓	✓	✓
I				✓
T	✓	✓	✓	✓
II	✓	✓		✓
AA	✓	✓	✓	✓
C	✓	✓	✓	✓

* The features and expenses of each share class shall be described in further detail in the Fund’s Private Placement Memorandum.

IN WITNESS WHEREOF, the Trust has executed this Amended Appendix A to the Multi-Class Plan as of the 7th day of July, 2016.

Princeton Private Investment Fund

By: /s/ John L. Sabre

       John L. Sabre, President

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